SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

November 19, 2009
Date of Report (Date of earliest event reported)

GUINNESS EXPLORATION, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-139683
(Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1312 North Monroe Street
Spokane, Washington 99201
(Address of principal executive offices)

509.252.9157
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01 – Entry into a Material Definitive Agreement
And
SECTION 2 – FINANCIAL INFORMATION
Item 2.01 – Completion of Acquisition or Disposal of Assets

On November 19, 2009 Guinness Exploration Inc. (‘Guinness’ or the ‘Registrant’) signed an agreement (the “Agreement”) for purchase of a 65% ownership interest in two exploration properties in Yukon, Canada. The Agreement also includes an option for Guinness to subsequently increase its ownership in the properties by 35%. A copy of the Agreement is attached herein as Exhibit 10.1 to this Current Report on Form 8-K.

The purchase includes the Mount Nansen property and the Tawa property (collectively the ‘Nantawa properties’) which consist of 203 full or fractional claims with a total area of 3,136.43 square hectares located in the South Central part of the Yukon, 180 km Northwest of Whitehorse and 60 km West of the Village of Carmacks. The Nantawa properties were acquired from Eagle Trail Properties Inc. (‘ETPI’), which had purchased them in 2007 and 2008 from PricewaterhouseCoopers in a foreclosure proceeding against the previous owner BYG Natural Resources Ltd.

The terms of the Agreement specify Guinness’ newly formed wholly owned Yukon subsidiary Nantawa Resources Inc. will initially receive a 65% interest in the Nantawa properties in return for payment to ETPI of Cdn$1 million, payable over a 12 month period in two equal tranches of Cdn$500,000; plus the issuance to ETPI of 60 million restricted common shares of Guinness Exploration valued at US$0.00103 per share. Subsequently, Guinness will be required to make a deposit of Cdn$1,000 within six months to maintain its option for an additional ownership interest and then incur exploration expenditures of Cdn$2 million over a two year period to earn an additional 35% interest. ETPI will retain a 3% Net Smelter Royalty.

There is no material relationship between Guinness, Nantawa, or any of its affiliates, and ETPI and this material definitive agreement was negotiated at arm’s length.

SECTION 9 – FINANCIAL STATEMENTS AND EXIHIBITS
Item 9.01 – Financial Statements and Exhibits

Exhibit 10.1 – Material Definitive Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUINNESS EXPLORATION, INC.

/s/ Alastair Brown
Alastair Brown,
Chair & Chief Executive Officer
Dated:  November 19, 2009